EXHIBIT 10.26

COCA-COLA ENTERPRISES INC.

2003 Restricted Stock Award

TO :	John R. Alm

DATE:	February 2003

Coca-Cola Enterprises (the “Company”) has made an award of restricted stock in 2003 to reward the efforts, and encourage the continued services, of certain of the Company’s key employees. We are pleased to advise you that you have been awarded 140,000 shares of restricted stock, subject to the terms and conditions explained below.

1.	Restricted Stock Award. A share of restricted stock represents an actual share of common stock of the Company. The ownership of your restricted stock will be recorded in your name in the Company’s share- owner records once you mail or fax the signed copy of the enclosed Stock Power to the Company, as provided in Paragraph 9, below.

2.	Ownership Rights. As of the date this award is recorded, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed. These shares are, however, subject to forfeiture, as described in this award document.

As long as you own the shares, you are entitled to vote shares of restricted stock and to receive any dividends paid on the shares. (You may contact Shareowner Relations at (770) 989-3796 if you wish to have these dividends applied to purchase additional shares of the Company’s stock through the Company’s Dividend Reinvestment Plan.)

3.	Vesting. The restrictions on your ownership of these shares will be removed, and your share certificate will be delivered to you, when this award vests. The shares in this award vest as of the date both the performance condition and the continued service condition are satisfied.

a.	Performance Condition. The market value of the Company’s stock averages $24.1494 over 20 consecutive trading days, which average market value represents a 10% increase from $21.9450, the market value of the Company’s stock on February 3, 2003, the date this award was authorized.

b.	Continued Service Condition. On February 3, 2008, five years from the date the award was authorized, if you are continuously employed by the Company or an Affiliated Company until that date.

c.	Accelerated Vesting. One-hundred percent (100%) of this award will vest in the event of your termination of employment on account of your death or disability.

4.	Effect of Termination of Employment. If your employment with the Company or an Affiliated Company terminates prior to February 3, 2008, on account of any reason other than your death or disability, one-hundred percent (100%) of this award will be forfeited as of the date of your termination. Notwithstanding the foregoing, you will be treated as being in continuous employment with the Company if your termination is on account of your retirement and you satisfy both the following requirements:

a.	Prior to your retirement, you enter into an agreement with the Company that requires you provide consulting services through February 3, 2008, and you remain in compliance with such agreement through that date, and

b.	At the time of your retirement, you enter into an agreement with the Company that requires you to not compete with the Company through February 3, 2008, and you remain in compliance with such agreement through that date.

5.	Effect of a Change in Control of the Company. In the event of a Change in Control of the Company during your employment and prior to February 3, 2007, one-hundred percent (100%) of this award will vest immediately.

6.	Definitions. For purposes of this award:

a.	“Market Value” shall be the average of the high and low trading prices on the applicable trading day or on the next proceeding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

b.	“Disability” shall be determined according to the definition of “disability,” in effect at the time of the determination, in the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

c.	“Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

d.	“Retirement” means an optionee’s voluntary termination of employment on or after the earliest date on which such optionee would be eligible for an immediately payable benefit under the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

e.	“Change in Control” shall be deemed to have occurred under any of the circumstances described below in subparagraphs (i) through (iv):

(i) If	any “person”, except for:

the Company or any subsidiary of the Company;

a trustee or other entity holding securities under any employee benefit plan of the Company or any subsidiary of the Company; and

The Coca-Cola Company, but only to the extent of its “current ownership”

is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 20% of the combined total voting power of the Company’s then-outstanding securities.

As used in this definition of “change in control”

“person” is used as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended);

“beneficial owner” is used as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (as amended), and

“current ownership” of The Coca-Cola Company means that entity’s direct and indirect beneficial ownership of no more than an aggregate of 168,956,718 shares of the Company’s common stock (including shares of the Company’s common stock issuable upon the exercise, exchange or conversion of securities exercisable or exchangeable for, or convertible into, shares of the Company’s common stock), the aggregate number being subject to adjustment for subsequent stock splits or dividends payable in stock that are applicable to all shares of the Company’s common stock.

(ii)  If during any period of two consecutive years,

the individuals constituting the Board of Directors of the Company at the beginning of the two-year period; and

any new Director — except for a director designated by a person who has entered into an agreement with the Company to effect a “change in control” described in (a), (c) or (d)—whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the Directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board.

(iii) If the shareholders of the Company approve a merger, consolidation or share exchange with any other “person”, other than:

a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or being converted into voting securities of either

(A)  the surviving entity or

(B)  another entity that owns, directly or indirectly, the entire voting interest in the surviving entity (the “parent”))

more than 50% of the voting power of the voting securities of the Company or the surviving entity (or its “parent”) outstanding immediately after such event; or

a merger or consolidation effected to implement a recapitalization of the Company in which no “person” acquires more than 30% of the combined voting power of the Company’s then-outstanding securities;

then, a “change in control” shall have occurred immediately prior to such merger, consolidation or share exchange.

(iv)  The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

7.	Acceptance of this Award. Your execution and return of the enclosed Stock Power indicates your acceptance of this award and the terms and conditions described in this award document.

8.	Tax Obligations. The information provided in the Exhibit summarizes the tax consequences associated with the transfer of restricted stock. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about these tax rules.

By accepting this award, you are agreeing to be responsible for any required minimum tax withholding obligations that may occur when your shares vest. In the event you have not satisfied these tax obligations before the Company must forward them to the appropriate tax authorities, the Company may take any of the following actions: withhold from your award the number of shares necessary to satisfy the tax obligations, retain custody of your shares until you have reimbursed the Company for the amounts paid on your behalf, or take deductions from any kind or payment otherwise due you until the tax obligations satisfied.

9.	Plan Administration. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES INC.

STOCK PLAN ADMINISTRATOR

P.O. BOX 723040

USA, ATLANTA, GA 31139-0040

(Phone) 770-989-3000

(Fax) 770-989-3597

EXHIBIT:	Federal Income Tax Consequences, ERISA, Restrictions on Resales of Stock and Incorporation of Certain Documents by Reference

ENCLOSURE:	Stock Power